Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of September 21, 2014 (the “Effective Date”), is made by and between Thoratec Corporation, a California corporation (the “Company”), and Keith Grossman (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Certain Definitions.

Capitalized terms not specifically defined in the text of this Agreement shall have the following meanings:

(a)                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b)                                 “Board” shall mean the Board of Directors of the Company.

(c)                                  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:  (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is substantially likely to result in substantial and material damage to the Company or its subsidiaries; (ii) Executive’s repeated unexplained or unjustified absence from the Company; (iii) Executive’s material and willful violation of any material federal or state law; (iv) Executive’s commission of any material act of fraud with respect to the Company; (v) Executive’s conviction of a felony or crime involving moral turpitude which causes material harm to the standing and reputation of the Company; or (vi) Executive’s material breach of this Agreement, which breach, if reasonably capable of cure, is not cured within thirty (30) days after the Board gives Executive written notice specifically identifying the conduct requiring cure, or any breach of the Proprietary Information Agreement (as defined below). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its reasonable and good faith discretion.

(d)                                 “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)                                  a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii)                               an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)                              a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of Executive’s hire or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred unless the transaction or event giving rise to the Change in Control also constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5).

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                   “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii) hereof; or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(ix) hereof either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b) hereof, whichever is earlier.

(g)                                  “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(h)                                 Executive shall have “Good Reason” to terminate Executive’s employment hereunder within two (2) years after the occurrence of one or more of the following conditions without Executive’s consent:  (i) a material diminution in Executive’s authority, duties, or responsibilities, as described herein (which shall include the Executive not being the Chief Executive Officer of an independent, publicly owned successor entity following a Change in Control); (ii) a material diminution in Executive’s Annual Base Salary and/or Annual Target Bonus, as described herein, other than a diminution ratably applied to other senior executives of the Company of no more than ten percent (10%); (iii) a material change in the geographic location at which Executive must perform Executive’s services hereunder (which shall in no event include a relocation of Executive’s office which results in an increased commuting distance from Executive’s home to Pleasanton, California of less than twenty-five (25) miles; (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; or (v) a failure of a successor to assume this Agreement; and which, in the case of any of the foregoing, continues uncured by the Company beyond thirty (30) days after Executive has provided the Company written notice that Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days from Executive first obtaining actual knowledge of such condition.

(i)                                     “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(j)                                    “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

2.                                      Employment.

(a)                                 General.  The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 2, and upon the other terms and conditions herein provided.

(b)                                 Employment Term.  The term of employment under this Agreement (the “Term”) shall be for the period beginning on September 22, 2014 (the actual date Executive commences employment hereunder, the “Commencement Date”), and ending on the third (3rd) anniversary thereof, subject to earlier termination as provided in Section 4 below.  The Term shall automatically renew for additional one (1) year periods unless either party gives ninety (90) days advance written notice of non-renewal (“Notice of Non-Renewal”) to the other party, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 4 below and subject to earlier termination as provided in Section 4 below.

(c)                                  Position and Duties.  During the Term, Executive: (i) shall serve as the President and Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the

Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.  The Board has already consented to Executive’s continuing service on each board of directors of which Executive is now a member as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as President and Chief Executive Officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company.  Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.  Executive cannot serve on the board of directors of a private or publicly traded company (other than the Company’s Board) without the Board’s prior written consent.  In addition, as of the Effective Date, the Company shall use commercially reasonable efforts to cause Executive to elected to the Board.  During the Term, the Board shall propose Executive for re-election to the Board.

3.                                      Compensation and Related Matters.

(a)                                 Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of seven hundred thousand dollars ($700,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company.  Such Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) not less often than annually, and may be increased from time to time.

(b)                                 Bonus.  With respect to each Company fiscal year that ends during the Term, Executive will be eligible to receive an annual performance bonus (the “Annual Bonus”), with a target achievement of one hundred percent (100%) of Annual Base Salary (the “Annual Target Bonus”).  For the fiscal year in which the Commencement Date occurs, the Annual Target Bonus will be determined by the Compensation Committee based on its review of individual performance to key early goals reasonably determined by the Compensation Committee in consultation with the Executive, and will be prorated for the period beginning on the Commencement Date and ending on the last day of such fiscal year.  For subsequent fiscal years, the Annual Target Bonus amount payable shall be based on the achievement of performance goals consistent with the Company’s current bonus plan with a maximum bonus opportunity of 200% of Annual Base Salary.  The amount of any Annual Target Bonus for which Executive is eligible shall be reviewed by the Compensation Committee from time to time.  The Annual Bonus shall be payable on such date as is determined by the Compensation Committee in its sole discretion as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year with respect to which such Annual Bonus relates.  Notwithstanding any other provision of this Section 3, no bonus shall be payable with respect to any fiscal year unless Executive remains continuously employed with the Company during the period beginning on the Commencement Date and ending on the last day of the fiscal year for which the bonus is to be paid.  Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within two and a half months following the end of the calendar year to which the bonus relates.

(c)                                  Benefits.  During the Term, Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans.

(d)                                 Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time; provided that in no case shall such paid vacation be less than five (5) weeks per year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.  Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(e)                                  Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.                                      Termination.

(a)                                 The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(b)                                 Circumstances.

(i)                                     Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)                                  Disability.  If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment.  In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii)                               Termination for Cause.  The Company may terminate Executive’s employment for Cause.

(iv)                              Termination Without Cause in Connection with a Change in Control.  The Company may terminate Executive’s employment without Cause within three (3) months prior to and eighteen (18) months following a Change in Control.

(v)                                 Other Terminations Without Cause.  The Company may terminate Executive’s employment without Cause more than three (3) months prior to a Change in Control or more than eighteen (18) months following a Change in Control.

(vi)                              Resignation for Good Reason In Connection With a Change in Control.  Executive may resign from Executive’s employment for Good Reason within three (3) months prior to and eighteen (18) months following a Change in Control.

(vii)                           Resignation for Any Other Reason.  Executive may resign from Executive’s employment with or without Good Reason at any time.

(viii)                        Non-Renewal of Term by the Company.  The Company may give Notice of Non-Renewal to Executive pursuant to Section 2 hereof.  The Company’s decision to give a Notice of Non-Renewal to Executive shall constitute a Termination without Cause with the Date of Termination being the end of the then-applicable Term for purposes of determining Executive’s severance benefits hereunder.

(ix)                              Non-Renewal of Term by Executive.  Executive may give Notice of Non-Renewal to the Company pursuant to Section 2 hereof.

(c)                                  Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date such notice is received by the Company (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

5.                                      Change in Control. Upon a Change in Control, any outstanding performance stock units or other performance-vesting equity award held by Executive will convert to time-vesting restricted stock units or, in the event of a performance-vesting equity award not denominated in units, a time-vesting substitute equity award similar to the equity award for which it is substituted, in each case, covering such number of shares otherwise issuable in respect of the performance stock units or other performance-vesting equity award based on the achievement of the applicable performance target determined as of the date of consummation of the Change in Control.  Such restricted stock units or other substitute equity award shall vest in full at the end of the original performance period, subject to any additional acceleration provisions herein.

6.                                      Company Obligations upon Termination of Employment.

(a)                                 In General.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary and Annual Bonus earned through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 3(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Except as otherwise set forth in Sections 6(b) and 6(c) below, the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)                                 Severance Payments Not In Connection With a Change in Control.  In the event of Executive’s termination of employment by the Company without Cause, as a result of Executive’s resignation for Good Reason, or due to death or Disability, in each case, more than three (3) months before a Change in Control or more than eighteen (18) months after a Change in Control, in addition to the payments and benefits described in Section 6(a) above, subject to Sections 13 and 6(d) hereof and subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form approved by the Company that becomes effective and irrevocable accordance with Section 14(d) hereof (a “Release”):

(i)                                     The Company shall pay to Executive in a lump sum cash payment an amount equal to two hundred percent (200%) of Executive’s Annual Base Salary as of the Date of Termination, such payment to be made on the first regular payroll date following the Release becoming irrevocable or as otherwise provided in Section 14(d) hereof;

(ii)                                  Each outstanding equity award subject to time-based vesting held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and, if applicable, become exercisable on the Date of Termination had such equity award been subject to a monthly vesting schedule;

(iii)                               In the event that such termination or resignation occurs at least one year following the Commencement Date, the performance with respect to each outstanding performance-vesting equity award, including the Initial PSUs, shall be measured as of the Date of Termination and to the extent performance measured on the Date of Termination equals or exceeds the target level performance, which for the Initial PSUs shall be a Performance Factor of 1.0, the performance-vesting equity award shall become vested  with respect to that number of shares based on achievement determined as of the Date of Termination and multiplied by a fraction, the numerator of which is the number of days from the beginning of the applicable performance period through the Date of Termination and the denominator of which is the total number of days in the applicable performance period;

(iv)                              If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the second anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(c)                                  Severance Payments In Connection with a Change in Control.  In the event of Executive’s termination of employment  by the Company without Cause, by Executive for Good Reason, or due to death or Disability, in each case, that occurs within three (3) months before and eighteen (18) months after a Change in Control in addition to the payments and benefits described in Section 6(a) above, subject to Sections 13 and 6(d) hereof and subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 14(d) hereof:

(i)                                     The Company shall pay to Executive in a lump sum cash payment an amount equal to two hundred fifty percent (250%) of Executive’s Annual Base Salary, such payment to be made on the first regular payroll date following the Release becoming irrevocable or as otherwise provided in Section 14(d) hereof;

(ii)                                  The Company shall pay to Executive two hundred fifty percent (250%) of the greatest of: (A) Executive’s Annual Target Bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs, (B) Executive’s actual Annual Bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs, and (C) Executive’s Annual Target Bonus for the fiscal year in which the Date of Termination occurs, such payment to be made on the first regular payroll date following the Release becoming irrevocable or as otherwise provided in Section 14(d) hereof;

(iii)                               Each outstanding equity award held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to 100% of the then unvested shares subject thereto as of the Date of Termination.  To the extent that any outstanding performance stock units or other performance-vesting equity awards have not converted to restricted stock units or time-vesting substitute equity awards pursuant to Section 6 hereof, such performance stock units or other performance-vesting equity awards shall vest based on applicable performance achievement measured as of the date of consummation of the Change in Control.

(iv)                              If Executive elects to receive continued healthcare coverage pursuant to the COBRA, the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the 30-month anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(d)                                 No Other Severance.  The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(e)                                  No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment and the expiration or termination of the Term shall not impair the rights or obligations of any party hereto.

7.                                      Equity Awards.

(a)                                 Restricted Stock Units.  Executive shall be granted an award of that number of restricted stock units calculated by dividing $3,200,000 by the average closing trading price of Company common stock for the 30 day period ending on the date of grant (the “Initial RSUs”) on or as soon as administratively practicable after the Commencement Date.  The Initial RSUs shall vest with respect to twenty five percent (25%) of the total number of the Initial RSUs on each yearly anniversary of the Commencement Date, such that the Initial RSUs shall be fully vested on the fourth (4th) anniversary of the Commencement Date, subject to Executive’s continuous service as an employee, director or consultant to the Company through the applicable vesting date.

(b)                                 Performance Stock Units.  Executive shall be granted an award of that number of performance stock units calculated by dividing $4,800,000 by the average closing trading price of Company common stock for the 30 day period ending on the date of grant (the “Initial PSUs”) on or as soon as administratively practicable after the Commencement Date.  The Initial PSUs shall vest with respect to one third (1/3) of the total number of Initial PSUs on the second anniversary of the Commencement Date (the “First Tranche”) and with respect to the remaining two-thirds (2/3) of the total number of Initial PSUs on the third anniversary of the Commencement Date (the “Second Tranche”) based on the total stockholder return (“TSR”) of the Company relative to the S&P Health Care Equipment Select Index (the “Index”) over the applicable performance period and subject to Executive’s continued service as an employee, director or consultant to the Company through the applicable vesting date.  The performance period for the First Tranche shall begin on  September 1, 2014 and end on August 31, 2016, and the performance period for the Second Tranche shall begin on September 1, 2014 and end on August 31, 2017.  Each Initial PSU represents the right to receive a number of shares of Company common stock equal to a performance factor (the “Performance Factor”), determined as follows:

(i)                                     If the percentile rank of the Company’s TSR during the applicable performance period relative to the Index is less than the 40th percentile, the Performance Factor shall equal 0.

(ii)                                  If the percentile rank of the Company’s TSR during the applicable performance period relative to the Index is at the 40th percentile, the Performance Factor shall equal 0.50.

(iii)                               If the percentile rank of the Company’s TSR during the applicable performance period relative to the Index is at the 60th percentile, the Performance Factor shall equal 1.00.

(iv)                              If the percentile rank of the Company’s TSR during the applicable performance period relative to the Index is at the 85th percentile or higher, the Performance Factor shall equal 2.00.

In the event the Company’s TSR for the applicable performance period is between the 40th and 60th percentiles or between the 60th and 85th percentiles, the Performance Factor will be determined using linear interpolation.  Shares issuable in respect of in respect of the Initial PSUs shall be issued upon vesting or at a future date to be elected by Executive.

(c)                                  Future Equity Grants.  Commencing in 2015, Executive shall be eligible to receive annual grants of equity awards (the “Annual Equity Awards”) in accordance with the Company’s policies as in effect from time to time.  The Annual Equity Awards shall be determined in the Board’s reasonable discretion based on overall performance, but it is expected that the Annual Equity awards will be split evenly between the RSUs and PSUs and shall have a value of not less than $3 million, including in 2015,  at target performance.  Annual performance stock unit grants shall have a performance period of not more than three years, and it is expected that the number of shares issuable in respect of such performance stock units shall be determined in the same manner as the Initial PSUs.  The annual restricted stock units granted in 2015 will vest over a four year period, subject to Executive’s continuous service as an employee, director or consultant through each applicable vesting date.

8.                                      Restrictive Covenants.

(a)                                 Affiliates.  As used in this Section 8, the term “Company” shall include the Company and any Affiliate of the Company.

(b)                                 Executive shall enter into and abide by the Company’s standard Employment, Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”).

(c)                                  Non-Competition.  Without limiting the Proprietary Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity in the United States (i) that is in direct or indirect competition with the business of the Company, or (ii) which the Company has taken active steps to engage in or acquire, but only if Executive directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity).  Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than three percent (3%) of the outstanding interest in such business.

(d)                                 Non-Solicitation.  Without limiting the Proprietary Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term or, with respect to subsection (ii) below, within the one (1) year period immediately following the Term, directly or indirectly, either for himself or on behalf of any other Person, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company.

(e)                                  Non-Disclosure.  Without limiting the Proprietary Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 8(g) below, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(f)                                   Return of Company Property.  Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(g)                                  Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(h)                                 Non-Disparagement.  Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time.  The Company (as an entity and through its officers and directors) agrees not to disparage Executive, either orally or in writing, at any time.  Nothing herein shall prevent the Company and Executive from engaging in full and frank confidential internal discussions regarding the Company, its products and services, and Executive’s performance or from conferring in confidence with their legal representatives and making truthful statements as required by law.

(i)                                     Prior to accepting other employment or any other service relationship during the Term or the one (1) year period immediately following the Term, Executive shall provide a copy of this Section 8 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other Person with which Executive discusses potential employment or any other service relationship.

(j)                                    In the event the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by Executive of the provisions of this Section 7 shall toll the running of any time periods set forth in this Section 8 for the duration of any such breach or violation.

9.                                      Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 8 above will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 8 above, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.                               Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

11.                               Miscellaneous Provisions.

(a)                                 Defense of Claims.  Executive agrees that, during the Term and for a period of twenty-four (24) months after the Date of Termination, upon request from the Company, Executive will cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or affiliates in such claim or action.  The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 11(a).

(b)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c)                                  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)                                 Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                     If to the Company:

Thoratec Corporation

2035 Stoneridge Drive

Pleasanton, CA 94588

Attn: Board of Directors

Facsimile: (925) 847-8574

and copies to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626-1925

Attn: Charles K. Ruck, Esq.

Facsimile: (714) 755-8290

(ii)                                  If to Executive, at the address set forth on the signature page hereto.

or at any other address as any Party shall have specified by notice in writing to the other Party.

(e)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(f)                                   Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)                                  Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)                                 Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement (or Executive’s employment with the Company hereunder) shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator with JAMS pursuant to JAMS Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  The arbitration shall be conducted in Alameda County, California or such other location mutually agreed upon by the parties.  The parties acknowledge that they are each waiving any and all rights to a jury or court trial of all matters covered by this arbitration obligation.  The arbitrator shall (i) be authorized to determine if an issue is subject to this arbitration obligation, (ii) provide for adequate discovery, and (iii) be entitled to consider and determine dispositive pre-trial motions such as motions for summary judgment.  Judgment on the arbitration award may be entered in any court having jurisdiction.  Nothing herein shall prevent either party from pursuing injunctive relief in court (without having to post a bond) to avoid irreparable harm pending completion of any arbitration.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the Company shall bear the cost of the arbitrator and the JAMS arbitrator and administrative fees; and provided further that Executive shall be entitled to recover reasonable attorney’s fees and costs incurred by him in any arbitration Executive initiates to enforce his rights under this Agreement and in which Executive is deemed to be the prevailing party.

(i)                                     Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j)                                    Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

12.                               Legal Fees.  The Company shall promptly reimburse or pay directly on Executive’s behalf all attorney’s fees and costs incurred by Executive in connection with the negotiation, drafting and finalization of this Agreement, up to a maximum of thirty thousand dollars ($30,000).

13.                               Golden Parachute Excise Tax.

(a)                                 Best Pay.  Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below).  The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(b)                                 Accounting Firm.  The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 13(a) above.  If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

14.                               Section 409A.

(a)                                 General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)                                 Separation from Service.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Sections 6(b) and 6(c) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Sections 6(b) and 6(c) above shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)                                  Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)                                 Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release (in substantially the same form attached hereto as Exhibit B) to Executive within ten (10) business days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  For purposes of this Section 14(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

15.                               Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

THORATEC CORPORATION

By:	/s/ Neil F. Dimick

Name: Neil F. Dimick

Title: Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Keith Grossman

Keith Grossman

Address:

Exhibit A

Current Board of Director Service

ZELTIQ Aesthetics, Inc.

Medical Device Manufacturers Association

Home Dialysis Plus, Inc.

Exhibit B

Form of Release

GENERAL RELEASE

This General Release (the “Agreement”) is entered into by and between Keith Grossman (“Executive”) and Thoratec Corporation, a California corporation, (the “Company”), effective eight (8) days after Executive’s signature (the “Effective Date”), unless Executive revokes Executive’s acceptance as provided in Section 5(c) below, with reference to the following facts:

WHEREAS, Executive’s employment with the Company and status as an officer and employee of the Company will end effective upon the Termination Date (as defined below); and

WHEREAS, Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1.                                      Termination of Employment.  Executive and the Company hereby acknowledge and agree that Executive’s employment, including his service in all positions that Executive held as an officer of the Company and its subsidiaries and as a member of the Company’s board of directors (the “Board”) and the board of directors of the Company’s subsidiaries, ended effective as of [                ] (the “Termination Date”).

2.                                      Payment of Accrued Wages and Expenses.  Company and Executive acknowledge and agree that Executive is entitled to receive, and has received, payment of an amount equal to all accrued wages (including base salary and bonus compensation) earned through the Termination Date, including accrued vacation, less applicable withholding,as well as reimbursement for all expenses incurred by Executive on behalf of the Company, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

3.                                      Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution and non-revocation of this Agreement, Executive’s material compliance with any continuing obligations under that certain employment agreement by and between Executive and the Company dated as of [                ], 2014 (the “Employment Agreement”) and Executive’s material compliance with the Confidentiality Agreement (as defined below) to provide Executive the severance benefits set forth in Section 6[    ] of the Employment Agreement.

(a)                                 Taxes.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

(b)                                 Sole Separation Benefit.  Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4.                                      Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

5.                                      General Release of Claims by Executive.  Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)                                 Executive, on behalf of Executive’s self and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; and Section 17200 of the California Business and Professions Code; Claims under any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)                               Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                            Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                         Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)                        Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)                           Claims for indemnification under the Company’s Bylaws, any written agreement for indemnification to which Executive is a party or intended third party beneficiary, California Labor Code Section 2802 or any other applicable law; and

(vi)                        Executive’s right to file a charge with the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing and any other analogous state or federal agency; provided, however, that Executive does release Executive’s right to recover any damages in connection with any claim released by Executive under this Agreement.

(b)                           EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)                                  In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that Executive is aware of the following:

(i)                                     This section and this Agreement are written in a manner calculated to be understood by Executive.

(ii)                                  The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(iii)                               This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(iv)                              Executive has been advised to consult an attorney before signing this Agreement.

(v)                                 Executive has been granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Agreement.  If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi)                              Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive the benefits of this Agreement set forth in Section 3 above.

If Executive wishes to revoke this Agreement, Executive must deliver written notice stating that intent to revoke to [insert name/address/phone/fax number of person responsible for receipt of notice on behalf of the Company], on or before 5:00 p.m. Pacific Standard Time on or before the Effective Date.

6.                                      Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment, and Executive shall be compensated by the Company for all costs and expenses incurred in complying with this Section, including compensation for lost wages (provided prior written notice of such lost wages is provided to the Company).

7.                                      Executive’s Representations and Warranties.  Executive represents and warrants that:

(a)                                 Executive has been paid all compensation owed to Executive by the Company, including any remaining earned but unpaid base salary and bonus compensation and all accrued but unused vacation, earned through the Termination Date;

(b)                                 During the course of Executive’s employment, Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to California’s Workers Compensation law and for which Executive has not already filed a claim;

(c)                                  Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein for any claim released by Executive herein, nor will Executive do so in the future, except as specifically allowed by this Agreement;

(d)                                 The execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; and

(e)                                  Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

8.                                      Confidential Information; Return of Company Property.

(a)                                 Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to the Proprietary Information and Inventions Agreement entered into between Executive and the Company (the “Confidentiality Agreement”).

(b)                                 Executive shall deliver to the Company within ten (10) business days of the Effective Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or Executive’s agents or representatives, but excluding documents which Executive is entitled to retain for his personal records (e.g., all documents that Executive executed in connection with his employment with the Company, all wage statements and other payroll records issued to Executive, all documents issued to Executive with regard to his employee benefits, and all Company documents and information issued to Executive in connection with his equity interests in the Company).

(c)                                  Executive shall return to the Company within ten (10) business days of the Effective Date all equipment of the Company in Executive’s possession or control.

9.                                      No Assignment.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

10.                               In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator with JAMS pursuant to JAMS Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  The arbitration shall be conducted in Alameda County, California or such other location mutually agreed upon by the parties.  The parties acknowledge that they are each waiving any and all rights to a jury or court trial of all matters covered by this arbitration obligation.  The arbitrator shall (i) be authorized to determine if an issue is subject to this arbitration obligation, (ii) provide for adequate discovery, and (iii) be entitled to consider and determine dispositive pre-trial motions such as motions for summary judgment.  Judgment on the arbitration award may be entered in any court having jurisdiction.  Nothing herein shall prevent either party from pursuing injunctive relief in court (without having to post a bond) to avoid irreparable harm pending completion of any arbitration.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the Company shall bear the cost of the arbitrator and the JAMS arbitrator and administrative fees; and provided further that Executive shall be entitled to recover reasonable attorney’s fees and costs incurred by him in any arbitration Executive initiates to enforce his rights under this Agreement and in which Executive is deemed to be the prevailing party.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 8(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8(a) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

11.                               Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

12.                               Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)                                 If to the Company:

Thoratec Corporation

2035 Stoneridge Drive

Pleasanton, CA 94588

Attn:  [title of responsible officer or manager]

(b)                                 If to Executive:

The last address on file with the Company.

13.                               Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by an arbitrator or court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect; provided, however, that the release of claims provided by Executive herein shall cease to have any force or effect in the event the Company’s obligations to provide all benefits due to Executive under Sections 2 and 3 of this Agreement are materially breached or are deemed unenforceable.  If any portion of Executive’s release of claims is found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

14.                               Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

15.                               Integration Clause.  This Agreement, collectively with the Employment Agreement and Confidentiality Agreement, contains the entire agreement of the parties with regard to the separation of Executive’s employment, and supersedes any prior agreements as to that matter. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

16.                               Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have caused this General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE		COMPANY

By: Keith Grossman	By:
Title:

Date		Date